AUROR CAPITAL CORP.
39555 Orchard Hill Place
Suite 600 PMB 6096
Novi, Michigan 48375

TO:	Island Stock Transfer
100 Second Avenue South
Suite 705S
St. Petersburg, FL 33701

Dear Sirs/Mesdames:

RETURN TO TREASURY ORDER

In your capacity as transfer agent and registrar for the common shares of Auror Capital Corp., hereinafter (the “Company”), you are hereby authorized and directed to cancel and return to treasury an aggregate of 5,000,000 common shares represented by Certificate # 1000 registered in the name of Jealax Consulting Inc on or about March 16, 2006.

We certify that this Return to Treasury Order adheres to the requirements as set forth in the Company’s By-Laws and any and all applicable statutes and regulations.

On behalf of the Board of Directors of AUROR CAPITAL CORP.

By: /s/ Ian McBean

      Ian McBean, Director

By: /s/ Daniel A. Carr

       Daniel A. Carr, Director

DATED:        January 20, 2010